CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ParkerVision, Inc.

Jacksonville, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ParkerVision, Inc. (the “Company”) of our report dated March 31, 2021, relating to the consolidated financial statements of the Company as of December 31, 2020 and 2019 and for the years then ended, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/MSL, P.A.

Fort Lauderdale, Florida

November 19, 2021